Exhibit 10.1

International Business Machines Corporation
Global Technical Services Council
3039 Cornwallis Road Bldg 002/Rm 210
Research Triangle Park NC 27709-2195
Attention: Shyra Laws-Daniels - Phone (919) 486-2316

Date:	November 07, 2014

To:	CDI Corporation

From:	Daniel Schaefer
Program Director, US Technical Services
Integrated Supply Chain

Subject:	Amendment to Master Statement of Work (“MSOW”) # 4911023651-005

Dear Supplier,

This letter serves as Amendment No. 006 to the above Agreement which the parties thereto do mutually agree to amend as follows:

1.	The parties agree to modify Subsection 5.2 Extension to allow Buyer to extend the MSOW for an additional three (3) years instead of the one (1) year maximum, at the terms and conditions and Prices currently in effect.

2.	The parties agree to extend the Expiration Date of the MSOW. The MSOW will be in effect until the later of December 31, 2017 or until Deliverables and Services are completed (“Expiration Date”).

3.	Subsection 6.3 Asset Control first paragraph will be replaced with the following:

“6.3 Asset Control”

For purposes of this Subsection, the term “Buyer Assets” means information, information assets, supplies or other property, including property owned by third parties (such as Buyer Customers) that is accessed by Supplier Personnel or provided to Supplier Personnel by (or on behalf of) Buyer. Supplier Personnel will:

4.	Subsection 6.7 Computer Use and Security Measures will be replaced in its entirety with the following:

“6.7 Computer Use and Security Measures Agreement (“CUSA”)

Buyer has established basic computer use and security measures that Supplier Personnel must comply with when accessing or using the internal computer systems of Buyer. These measures are covered in a separate Computer Use and Security Measures Agreement (“CUSA”) that will be signed by Supplier. The separate CUSA replaces Schedule H in this MSOW.

Supplier will ensure that all Supplier Personnel assigned to perform under this MSOW who are subject to the terms and conditions of the CUSA, will comply with the use and security measures in the CUSA, as well as such other security measures, standards and requirements that may be issued by Buyer or Buyer’s Customer for a particular engagement.”

5.	Subsection 9.14 ITCS329 Agreement Requirements will be replaced in its entirety with the following:

“9.14 IBM Data Security Agreement Requirements

Supplier will sign a separate IBM Data Security Agreement that provides security measures to protect Buyer data provided to Supplier (or accessible) by Supplier and stored on Supplier’s IT systems when performing Services.”

6.	Subsection 9.5 Use of Subcontractors item 1 will be replaced in its entirety with the following:

“9.5 Use of Subcontractors

1.	Notwithstanding anything to the contrary in the Agreement between Supplier and Buyer, Supplier will not subcontract any of its work under this Agreement to any third party or Affiliate without Buyer’s written consent. For any subcontractor Supplier proposes, Supplier will conduct all reviews and complete and submit any documentation as requested by Buyer prior to use and on an annual basis for those subcontractors who have previously been submitted. Buyer has no obligation to agree to the use of any subcontractor and where Supplier is permitted to use a subcontractor, under no circumstances will Supplier permit any subcontractor to subcontract further. Upon Buyer’s request, Supplier will immediately stop using a subcontractor. Notwithstanding this Subsection, Supplier’s use of subcontractors will not relieve Supplier of the responsibility for the subcontractor’s performance, and Supplier’s obligations and responsibilities assumed under this Agreement will be made equally applicable to subcontractors.”

7.	Subsection 9.8 Business Associate Addendum will be replaced in its entirety with the following:

“Subsection 9.8 Business Associate Agreement (“BAA”)

The BAA is required for any and all goods or services provided which handle the “Protected Health Information” of “Covered Entities”, which may include those required to store, provide data processing or aggregation services, or otherwise manage, administer, or operate such systems and services for health care industry entities.

Supplier agrees to sign a Business Associate Agreement (“BAA”) which will be incorporated by reference into the Base Agreement when executed between the parties. The BAA may be updated and/or modified from time to time in order to comply with local laws and unique Customer requirements and Supplier may, upon Buyer request, be required to sign a new BAA throughout the term of this Agreement”

8.	Subsection 9.10 Financial Data Privacy Addendum will be replaced in its entirety with the following:

“9.10 Federal Financial Institutions Examination Council Addendum

The Federal Financial Institutions Examination Council (FFIEC) prescribes uniform principles and standards for the Federal examination of financial institutions. The FFIEC Addendum contains data privacy requirements and is required when Supplier is a service provider to a financial institution to ensure compliance with the FFIEC regulations. Supplier agrees to comply with the FFIEC Addendum which is attached as Schedule G and is incorporated by reference into the Agreement when executed between the parties. The FFIEC Addendum may be updated and/or modified from time to time in order to comply with local laws and unique Customer requirements and Supplier may, upon Buyer request, be required to sign a new Addendum throughout the term of this Agreement.”

Schedule G is now referred to “Federal Financial Institutions Examination Council Addendum”. The updated Schedule G is provided below.

9.	Subsection 9.15 Federal Requirements will be replaced in its entirety with the following:

“9.15 Federal Requirements

Supplier agrees that in the event a WA is issued under this MSOW in support of a US Federal Government prime contract or subcontract at any tier, Supplier shall comply with additional terms and conditions that the Federal Government requires to be flowed down and/or that the Buyer deems necessary to support a Federal engagement. These additional terms and conditions will be covered by a separate Federal Addendum or by reference or full text within the WA. To the extent of any conflict or inconsistency with the terms and conditions of the MSOW, the terms and conditions of the Federal Addendum or WA shall govern and control.”

10.	Subsection 13.3 Global Resources will be replaced in its entirety with the following:

“13.3 Global Resources

Supplier will use reasonable efforts to identify Global Resource opportunities and utilize such Global Resources in the performance of its obligations under this Agreement when necessary to meet the requirements and skills needed quickly and cost effectively. Supplier will pass through the Global Resource rate from its Affiliate with the appropriate markup as defined in Schedule A to Buyer. Supplier will be responsible to ensure that its Affiliate and the Global Resources comply with all of Supplier’s obligations and responsibilities under this Agreement. Supplier’s use of Global Resources will not relieve Supplier of the responsibility for the Global Resource’s performance.”

11.	The following paragraph will be added at the end of Subsection 14.2 Payment Due:

“14.2 Payment Due

The parties agree to modify the payment terms each year over the next three years in accordance with the terms below:

Starting January 1, 2015 through December 31, 2015, payment terms will be net 65 days, January 1, 2016 through December 31, 2016, payment terms will be net 70 days, and January 1, 2017 through December 31, 2017, payment terms will be net 75 days.”

Except as amended herein, all other terms and conditions of the subject Agreement shall remain in full force and effect.

The parties acknowledge that they have read this Amendment, understand it, and agree to be bound by its terms and conditions. Further, they agree that this Amendment and the subject Agreement are the complete and exclusive statement of the agreement between the parties, superseding all proposals or other prior agreements, oral or written, and all other communications between the parties relating to this subject.

This Amendment will be effective on the date last signed by the parties.

Please have your authorized representative indicate acceptance thereof by signing the Amendment. Please return the signed Amendment as a .pdf file via email to the following email address: tsadmral@us.ibm.com by November 21, 2014 to the attention of Shyra Laws-Daniels at the address above.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:
International Business Machines Corporation 3039 Cornwallis Road Research Triangle Park, NC 27709-2195	CDI Corporation 17177 Preston Road, Suite, Suite 300 Dallas, TX 75248

By: /s/ Daniel Schaefer 12/4/2014	By: /s/ Dirk Dent 11/20/2014 10:03 AM
Buyer Signature Date	Supplier Signature Date

Dan Schaefer	Dirk Dent
Printed Name	Printed Name
Program Director, US Technical Services Integrated Supply Chain	VP Enterprise Client Executive
Title & Organization	Title & Organization

Very truly yours,

Daniel Schaefer

Program Director of US Technical Services